# SEC Schedule 13G/A (Amendment No. 4) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: COMMUNITY HEALTH SYSTEMS INC, CIK 0001108109
CUSIP: 203668108
Title of class of securities: Common Stock, par value $0.01 per share
Address of issuer's principal executive offices: 4000 Meridian Boulevard, Franklin, Tennessee (TN), 37067
Date of event which requires filing of this statement: 03/31/2026
Filed pursuant to Rule 13d-1(c)
Amends the filing with accession number 0001104659-25-049443
Filed by CIK 0001449433

## Reporting persons
- Apollo Management Holdings GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 11,489,316; sole dispositive power 0; shared dispositive power 11,489,316; aggregate amount beneficially owned 11,489,316 (8.2% of the class)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 761,266; sole dispositive power 0; shared dispositive power 761,266; aggregate amount beneficially owned 761,266 (0.5% of the class); the aggregate amount excludes certain shares
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 319,475; sole dispositive power 0; shared dispositive power 319,475; aggregate amount beneficially owned 319,475 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Aligned Alternatives Advisors, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,080,741; sole dispositive power 0; shared dispositive power 1,080,741; aggregate amount beneficially owned 1,080,741 (0.8% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ II Aggregator A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 781,286; sole dispositive power 0; shared dispositive power 781,286; aggregate amount beneficially owned 781,286 (0.6% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 781,286; sole dispositive power 0; shared dispositive power 781,286; aggregate amount beneficially owned 781,286 (0.6% of the class); the aggregate amount excludes certain shares
- Apollo Accord+ Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 781,286; sole dispositive power 0; shared dispositive power 781,286; aggregate amount beneficially owned 781,286 (0.6% of the class); the aggregate amount excludes certain shares
- Apollo Atlas Master Fund, LLC: type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 44,262; sole dispositive power 0; shared dispositive power 44,262; aggregate amount beneficially owned 44,262 (0% of the class); the aggregate amount excludes certain shares
- Apollo Atlas Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 44,262; sole dispositive power 0; shared dispositive power 44,262; aggregate amount beneficially owned 44,262 (0% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Master Fund Ltd.: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 4,520,779; sole dispositive power 0; shared dispositive power 4,520,779; aggregate amount beneficially owned 4,520,779 (3.2% of the class); the aggregate amount excludes certain shares
- Apollo ST Fund Management LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,520,779; sole dispositive power 0; shared dispositive power 4,520,779; aggregate amount beneficially owned 4,520,779 (3.2% of the class); the aggregate amount excludes certain shares
- Apollo ST Operating LP: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,520,779; sole dispositive power 0; shared dispositive power 4,520,779; aggregate amount beneficially owned 4,520,779 (3.2% of the class); the aggregate amount excludes certain shares
- Apollo ST Capital LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 4,520,779; sole dispositive power 0; shared dispositive power 4,520,779; aggregate amount beneficially owned 4,520,779 (3.2% of the class); the aggregate amount excludes certain shares
- ST Management Holdings, LLC: type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 4,520,779; sole dispositive power 0; shared dispositive power 4,520,779; aggregate amount beneficially owned 4,520,779 (3.2% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,426,638; sole dispositive power 0; shared dispositive power 1,426,638; aggregate amount beneficially owned 1,426,638 (1% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,426,638; sole dispositive power 0; shared dispositive power 1,426,638; aggregate amount beneficially owned 1,426,638 (1% of the class); the aggregate amount excludes certain shares
- Apollo Credit Strategies Absolute Return Management, GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,426,638; sole dispositive power 0; shared dispositive power 1,426,638; aggregate amount beneficially owned 1,426,638 (1% of the class); the aggregate amount excludes certain shares
- Apollo Credit Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 77,320; sole dispositive power 0; shared dispositive power 77,320; aggregate amount beneficially owned 77,320 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Capital Credit Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 77,320; sole dispositive power 0; shared dispositive power 77,320; aggregate amount beneficially owned 77,320 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo SA Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 78,854; sole dispositive power 0; shared dispositive power 78,854; aggregate amount beneficially owned 78,854 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo PPF Credit Strategies, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 334,459; sole dispositive power 0; shared dispositive power 334,459; aggregate amount beneficially owned 334,459 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo PPF Credit Strategies Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 334,459; sole dispositive power 0; shared dispositive power 334,459; aggregate amount beneficially owned 334,459 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Centre Street Partnership, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 306,324; sole dispositive power 0; shared dispositive power 306,324; aggregate amount beneficially owned 306,324 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Centre Street Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 306,324; sole dispositive power 0; shared dispositive power 306,324; aggregate amount beneficially owned 306,324 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Union Street Partners, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 162,575; sole dispositive power 0; shared dispositive power 162,575; aggregate amount beneficially owned 162,575 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Union Street Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 162,575; sole dispositive power 0; shared dispositive power 162,575; aggregate amount beneficially owned 162,575 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Calliope Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 918,631; sole dispositive power 0; shared dispositive power 918,631; aggregate amount beneficially owned 918,631 (0.7% of the class); the aggregate amount excludes certain shares
- AP Calliope GP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 918,631; sole dispositive power 0; shared dispositive power 918,631; aggregate amount beneficially owned 918,631 (0.7% of the class); the aggregate amount excludes certain shares
- Apollo Calliope Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 918,631; sole dispositive power 0; shared dispositive power 918,631; aggregate amount beneficially owned 918,631 (0.7% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 549,157; sole dispositive power 0; shared dispositive power 549,157; aggregate amount beneficially owned 549,157 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 549,157; sole dispositive power 0; shared dispositive power 549,157; aggregate amount beneficially owned 549,157 (0.4% of the class); the aggregate amount excludes certain shares
- Apollo Delphi Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 549,157; sole dispositive power 0; shared dispositive power 549,157; aggregate amount beneficially owned 549,157 (0.3% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 282,240; sole dispositive power 0; shared dispositive power 282,240; aggregate amount beneficially owned 282,240 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 282,240; sole dispositive power 0; shared dispositive power 282,240; aggregate amount beneficially owned 282,240 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Excelsior Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 282,240; sole dispositive power 0; shared dispositive power 282,240; aggregate amount beneficially owned 282,240 (0.2% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Credit Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 190,651; sole dispositive power 0; shared dispositive power 190,651; aggregate amount beneficially owned 190,651 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Moultrie Credit Fund Management, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 190,651; sole dispositive power 0; shared dispositive power 190,651; aggregate amount beneficially owned 190,651 (0.1% of the class); the aggregate amount excludes certain shares
- Apollo Hostplus Credit II Holdings II, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 491,026; sole dispositive power 0; shared dispositive power 491,026; aggregate amount beneficially owned 491,026 (0.3% of the class); the aggregate amount excludes certain shares
- Apollo Capital Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 11,489,316; sole dispositive power 0; shared dispositive power 11,489,316; aggregate amount beneficially owned 11,489,316 (8.2% of the class)
- Apollo Capital Management GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 11,489,316; sole dispositive power 0; shared dispositive power 11,489,316; aggregate amount beneficially owned 11,489,316 (8.2% of the class)
- Apollo Management Holdings, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 11,489,316; sole dispositive power 0; shared dispositive power 11,489,316; aggregate amount beneficially owned 11,489,316 (8.2% of the class)

## Item 1. Issuer
Name of issuer: COMMUNITY HEALTH SYSTEMS INC
Address of issuer's principal executive offices: 4000 Meridian Boulevard, Franklin, TN 37067

## Item 2. Person Filing
Name of person filing:
This statement is filed by (i) AAA Multi-Asset Credit Strategies Fund (Z), L.P. ("Multi-Asset"); (ii) AAA Multi- Asset Credit Strategies Lux Fund (Z), L.P. ("Multi-Asset Lux"); (iii) Apollo Aligned Alternatives Advisors, L.P. ("Aligned Alternatives"); (iv) Apollo Accord+ II Aggregator A, L.P. ("Accord+ II"); (v) Apollo Accord+ Management, L.P. ("Accord+ Management"); (vi) Apollo Accord+ Management GP, LLC ("Accord+ Management GP"); (vii) Apollo Atlas Master Fund, LLC ("Atlas"); (viii) Apollo Atlas Management, LLC ("Atlas Management"); (ix) Apollo Credit Strategies Master Fund Ltd. ("Credit Strategies"); (x) Apollo ST Fund Management LLC ("ST Management"); (xi) Apollo ST Operating LP ("ST Operating"); (xii) Apollo ST Capital LLC ("ST Capital"); (xiii) ST Management Holdings, LLC ("ST Management Holdings"); (xiv) Apollo Credit Strategies Absolute Return Aggregator A, L.P. ("Absolute Return"); (xv) Apollo Credit Strategies Absolute Return Management, L.P. ("Absolute Return Management"); (xvi) Apollo Credit Strategies Absolute Return Management GP, LLC ("Absolute Return Management GP"); (xvii) Apollo Credit Management, LLC ("ACM"); (xviii) Apollo Capital Credit Management, LLC ("ACCM"); (xix) Apollo SA Management, LLC ("SA Management"); (xx) Apollo PPF Credit Strategies, LLC ("PPF Credit Strategies"); (xxi) Apollo PPF Credit Strategies Management, LLC ("PPF Management"); (xxii) Apollo Centre Street Partnership, L.P. ("Centre Street"); (xxiii) Apollo Centre Street Management, LLC ("Centre Street Management"); (xxiv) Apollo Union Street Partners, L.P. ("Union Street"); (xxv) Apollo Union Street Management, LLC ("Union Street Management"); (xxvi) Apollo Calliope Fund, L.P. ("Calliope"); (xxvii) AP Calliope GP, L.P. ("Calliope GP"); (xxviii) Apollo Calliope Management, LLC ("Calliope Management"); (xxix) Apollo Delphi Fund, L.P. ("Delphi"); (xxx) Apollo Delphi Management, L.P. ("Delphi Management"); (xxxi) Apollo Delphi Management GP, LLC ("Delphi Management GP"); (xxxii) Apollo Excelsior, L.P. ("Excelsior"); (xxxiii) Apollo Excelsior Management, L.P. ("Excelsior Management"); (xxxiv) Apollo Excelsior Management GP, LLC ("Excelsior Management GP"); (xxxv) Apollo Moultrie Credit Fund, L.P. ("Moultrie"); (xxxvi) Apollo Moultrie Credit Fund Management, LLC ("Moultrie Management"); (xxxvii) Apollo Capital Management, L.P. ("Capital Management"); (xxxviii) Apollo Hostplus Credit II Holdings II, L.P. ("Hostplus"); (xxxix) Apollo Capital Management GP, LLC ("Capital Management GP"); (xl) Apollo Management Holdings, L.P. ("Management Holdings"); and (xli) Apollo Management Holdings GP, LLC ("Management Holdings GP"). The foregoing are collectively referred to herein as the "Reporting Persons."

Multi-Asset, Multi-Asset Lux, Accord+ II, Atlas, Credit Strategies, Absolute Return, PPF Credit Strategies, Centre Street, Union Street, Calliope, Delphi, Excelsior, Moultrie and Hostplus each hold securities of the Issuer.

Aligned Alternatives serves as the general partner of Multi-Asset and Multi-Asset Lux. Accord+ Management serves as the investment manager of Accord+ II. Accord+ Management GP serves as the general partner of Accord+ Management.

Atlas Management serves as the investment manager of Atlas.

ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital.

Absolute Return Management serves as the investment manager of Absolute Return. Absolute Return Management GP is the general partner of Absolute Return Management.

ACM provides investment management services for FASF Franklin K2 Alternative Strategies Fund ("FASF-Franklin K2"). ACCM is the sole member of ACM.

SA Management provides investment management services for Franklin Templeton Investment Funds - Franklin K2 Alternative Strategies Fund ("FTIF-Franklin K2").

PPF Management serves as the investment manager of PPF Credit Strategies.

Centre Street Management serves as the investment manager of Centre Street.

Union Street Management serves as the investment manager of Union Street.

Calliope GP serves as the general partner of Calliope. Calliope Management serves as the investment manager of Calliope.

Delphi Management serves as the investment manager of Delphi. Delphi Management GP is the general partner of Delphi Management.

Excelsior Management serves as the investment manager of Excelsior. Excelsior Management GP is the general partner of Excelsior Management.

Moultrie Management serves as the investment manager of Moultrie.

Capital Management serves as the sole member of Atlas Management, ACCM, Absolute Return Management GP, PPF Management, SA Management, Union Street Management, Centre Street Management and Moultrie Management; the sole member and manager of Aligned Alternatives, Accord+ Management GP, ST Management Holdings, Calliope Management, Delphi Management GP, Excelsior Management GP; Accord+ Management GP, the investment manager of Hostplus; and provides investment management services for K2 Apollo Credit Master Fund Ltd. ("K2 Apollo"). Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.
Address of principal business office or, if none, residence: The principal office of each of Multi-Asset, Multi-Asset Lux, Aligned Alternatives, Accord+ II, Accord+ Management, Accord+ Management GP, Atlas, Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Absolute Return, Absolute Return Management, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Credit Strategies, PPF Management, Centre Street, Centre Street Management, Union Street, Union Street Management, Calliope, Calliope GP, Calliope Management, Delphi, Delphi Management, Delphi Management GP, Excelsior, Excelsior Management, Excelsior Management GP, Moultrie, Moultrie Management, Hostplus, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 41st Floor, New York, New York 10019. The principal office of Credit Strategies is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.
Citizenship: Atlas, Credit Strategies and ST Management Holdings are each an exempted company incorporated in the Cayman Islands with limited liability. Accord+ II, Aligned Alternatives, Absolute Return, Union Street and Calliope GP are each a Cayman Islands exempted limited partnership. Calliope is a Cayman Islands limited partnership. Accord+ Management GP, Atlas Management, PPF Credit Strategies, ST Management, ST Capital, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Management, Centre Street Management, Calliope Management, Delphi Management GP, Excelsior Management GP, Moultrie Management, Union Street Management, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. Multi-Asset, Multi-Asset Lux, ST Operating, Accord+ Management, Absolute Return Management, Centre Street, Delphi, Delphi Management, Excelsior, Excelsior Management, Moultrie, Hostplus, Capital Management, and Management Holdings are each a Delaware limited partnership.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
Multi-Asset 761,266
Multi-Asset Lux 319,475
Aligned Alternatives 1,080,741
Accord+ II 781,286
Accord+ Management 781,286
Accord+ Management GP 781,286
Atlas 44,262
Atlas Management 44,262
Credit Strategies 4,520,779
ST Management 4,520,779
ST Operating 4,520,779
ST Capital 4,520,779
ST Management Holdings 4,520,779
Absolute Return 1,426,638
Absolute Return Management 1,426,638
Absolute Return Management GP 1,426,638
ACM 77,320
ACCM 77,320
SA Management 78,854
PPF Credit Strategies 334,459
PPF Management 334,459
Centre Street 306,324
Centre Street Management 306,324
Union Street 162,575
Union Street Management 162,575
Calliope 918,631
Calliope GP 918,631
Calliope Management 918,631
Delphi 549,157
Delphi Management 549,157
Delphi Management GP 549,157
Excelsior 282,240
Excelsior Management 282,240
Excelsior Management GP 282,240
Moultrie 190,651
Moultrie Management 190,651
Hostplus 491,026
Capital Management 11,489,316
Capital Management GP 11,489,316
Management Holdings 11,489,316
Management Holdings GP 11,489,316

Aligned Alternatives, Accord+ Management, Accord+ Management GP, Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Absolute Return Management, Absolute Return Management GP, ACM, ACCM, SA Management, PPF Management, Centre Street Management, Union Street Management, Calliope GP, Calliope Management, Delphi Management, Delphi Management GP, Excelsior Management, Excelsior Management GP, Moultrie Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Marc Rowan, Scott Kleinman, and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.
Percent of class:
Multi-Asset 0.5%
Multi-Asset Lux 0.2%
Aligned Alternatives 0.8%
Accord+ II 0.6%
Accord+ Management 0.6%
Accord+ Management GP 0.6%
Atlas 0.0%
Atlas Management 0.0%
Credit Strategies 3.2%
ST Management 3.2%
ST Operating 3.2%
ST Capital 3.2%
ST Management Holdings 3.2%
Absolute Return 1.1%
Absolute Return Management 1.1%
Absolute Return Management GP 1.1%
ACM 0.1%
ACCM 0.1%
SA Management 0.1%
PPF Credit Strategies 0.2%
PPF Management 0.2%
Centre Street 0.2%
Centre Street Management 0.2%
Union Street 0.1%
Union Street Management 0.1%
Calliope 0.7%
Calliope GP 0.7%
Calliope Management 0.7%
Delphi 0.4%
Delphi Management 0.4%
Delphi Management GP 0.4%
Excelsior 0.2%
Excelsior Management 0.2%
Excelsior Management GP 0.2%
Moultrie 0.1%
Moultrie Management 0.1%
Hostplus 0.3%
Capital Management 8.2%
Capital Management GP 8.2%
Management Holdings 8.2%
Management Holdings GP 8.2%

The percentages are based on 140,916,712 shares of Common Stock outstanding as of April 16, 2026, as disclosed in the Issuer's quarterly report on Form 10-Q filed on April 22, 2026.
Sole power to vote or to direct the vote: 0 for all Reporting Persons
Shared power to vote or to direct the vote:
Multi-Asset 761,266
Multi-Asset Lux 319,475
Aligned Alternatives 1,080,741
Accord+ II 781,286
Accord+ Management 781,286
Accord+ Management GP 781,286
Atlas 44,262
Atlas Management 44,262
Credit Strategies 4,520,779
ST Management 4,520,779
ST Operating 4,520,779
ST Capital 4,520,779
ST Management Holdings 4,520,779
Absolute Return 1,426,638
Absolute Return Management 1,426,638
Absolute Return Management GP 1,426,638
ACM 77,320
ACCM 77,320
SA Management 78,854
PPF Credit Strategies 334,459
PPF Management 334,459
Centre Street 306,324
Centre Street Management 306,324
Union Street 162,575
Union Street Management 162,575
Calliope 918,631
Calliope GP 918,631
Calliope Management 918,631
Delphi 549,157
Delphi Management 549,157
Delphi Management GP 549,157
Excelsior 282,240
Excelsior Management 282,240
Excelsior Management GP 282,240
Moultrie 190,651
Moultrie Management 190,651
Moultrie Capital Management 190,651
Hostplus 491,026
Capital Management 11,489,316
Capital Management GP 11,489,316
Management Holdings 11,489,316
Management Holdings GP 11,489,316
Sole power to dispose or to direct the disposition: 0 for all Reporting Persons
Shared power to dispose or to direct the disposition:
Multi-Asset 761,266
Multi-Asset Lux 319,475
Aligned Alternatives 1,080,741
Accord+ II 781,286
Accord+ Management 781,286
Accord+ Management GP 781,286
Atlas 44,262
Atlas Management 44,262
Credit Strategies 4,520,779
ST Management 4,520,779
ST Operating 4,520,779
ST Capital 4,520,779
ST Management Holdings 4,520,779
Absolute Return 1,426,638
Absolute Return Management 1,426,638
Absolute Return Management GP 1,426,638
ACM 77,320
ACCM 77,320
SA Management 78,854
PPF Credit Strategies 334,459
PPF Management 334,459
Centre Street 306,324
Centre Street Management 306,324
Union Street 162,575
Union Street Management 162,575
Calliope 918,631
Calliope GP 918,631
Calliope Management 918,631
Delphi 549,157
Delphi Management 549,157
Delphi Management GP 549,157
Excelsior 282,240
Excelsior Management 282,240
Excelsior Management GP 282,240
Moultrie 190,651
Moultrie Management 190,651
Moultrie Capital Management 190,651
Hostplus 491,026
Capital Management 11,489,316
Capital Management GP 11,489,316
Management Holdings 11,489,316
Management Holdings GP 11,489,316

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Exhibits
Joint Filing Agreement

## Signatures
- Apollo Management Holdings GP, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: Apollo Aligned Alternatives Advisors, L.P., General Partner (05/15/2026)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: AAA Advisors GP, LLC, General Partner (05/15/2026)
- AAA Multi-Asset Credit Strategies Fund (Z), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: Apollo Aligned Alternatives Advisors, L.P., General Partner (05/15/2026)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: AAA Advisors GP, LLC, General Partner (05/15/2026)
- AAA Multi-Asset Credit Strategies Lux Fund (Z), L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Aligned Alternatives Advisors, L.P.: AAA Advisors GP, LLC, General Partner (05/15/2026)
- Apollo Aligned Alternatives Advisors, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Accord+ II Aggregator A, L.P.: Apollo Accord+ Management, L.P., Investment Manager (05/15/2026)
- Apollo Accord+ II Aggregator A, L.P.: Apollo Accord+ Management GP, LLC, General Partner (05/15/2026)
- Apollo Accord+ II Aggregator A, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Accord+ Management, L.P.: Apollo Accord+ Management GP, LLC, General Partner (05/15/2026)
- Apollo Accord+ Management, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Accord+ Management GP, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Atlas Master Fund, LLC: Apollo Atlas Management, LLC, Investment Manager (05/15/2026)
- Apollo Atlas Master Fund, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Atlas Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Credit Strategies Master Fund Ltd.: Apollo ST Fund Management, LLC, Investment Manager (05/15/2026)
- Apollo Credit Strategies Master Fund Ltd.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo ST Fund Management LLC: /s/ William Kuesel, William Kuesel, Vice President (05/14/2026)
- Apollo ST Operating LP: Apollo ST Capital LLC, General Partner (05/15/2026)
- Apollo ST Operating LP: ST Management Holdings, LLC, Sole Member (05/15/2026)
- Apollo ST Operating LP: Apollo Capital Management, L.P., Managing Member (05/15/2026)
- Apollo ST Operating LP: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- Apollo ST Operating LP: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo ST Capital LLC: ST Management Holdings, LLC, Sole Member (05/15/2026)
- Apollo ST Capital LLC: Apollo Capital Management, L.P., Managing Member (05/15/2026)
- Apollo ST Capital LLC: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- Apollo ST Capital LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- ST Management Holdings, LLC: Apollo Capital Management, L.P., Managing Member (05/15/2026)
- ST Management Holdings, LLC: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- ST Management Holdings, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: Apollo Credit Strategies Absolute Return Advisors, L.P., General Partner (05/15/2026)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: Apollo Credit Strategies Absolute Return Advisors GP, LLC, General Partner (05/15/2026)
- Apollo Credit Strategies Absolute Return Aggregator A, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Credit Strategies Absolute Return Management, L.P.: Apollo Credit Strategies Absolute Return Advisors GP, LLC, General Partner (05/15/2026)
- Apollo Credit Strategies Absolute Return Management, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Credit Strategies Absolute Return Management, GP, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Credit Management, LLC: Apollo Capital Credit Management, LLC, Sole Member (05/15/2026)
- Apollo Credit Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Capital Credit Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo SA Management, LLC: Apollo Capital Management, L.P., Sole Member (05/15/2026)
- Apollo SA Management, LLC: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- Apollo SA Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo PPF Credit Strategies, LLC: Apollo PPF Credit Strategies Management, LLC, Investment Manager (05/15/2026)
- Apollo PPF Credit Strategies, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo PPF Credit Strategies Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Centre Street Partnership, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Centre Street Management, LLC: Apollo Capital Management, L.P., Sole Member (05/15/2026)
- Apollo Centre Street Management, LLC: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- Apollo Centre Street Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Union Street Partners, L.P.: Apollo Union Street Management, LLC, Investment Manager (05/15/2026)
- Apollo Union Street Partners, L.P.: Apollo Capital Management, L.P., Sole Member (05/15/2026)
- Apollo Union Street Partners, L.P.: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- Apollo Union Street Partners, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Union Street Management, LLC: Apollo Capital Management, L.P., Investment Manager (05/15/2026)
- Apollo Union Street Management, LLC: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- Apollo Union Street Management, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Calliope Fund, L.P.: Apollo Calliope Management, LLC, Investment Manager (05/15/2026)
- Apollo Calliope Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- AP Calliope GP, L.P.: Apollo Calliope Management, LLC, Investment Manager (05/15/2026)
- AP Calliope GP, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Calliope Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Delphi Fund, L.P.: Apollo Delphi Advisors, LLC, General Partner (05/15/2026)
- Apollo Delphi Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Delphi Management, L.P.: Apollo Delphi Management GP, LLC, General Partner (05/15/2026)
- Apollo Delphi Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Delphi Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Excelsior, L.P.: Apollo Excelsior Advisors, L.P., General Partner (05/15/2026)
- Apollo Excelsior, L.P.: Apollo Excelsior Ultimate GP, LLC, General Partner (05/15/2026)
- Apollo Excelsior, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Excelsior Management, L.P.: Apollo Excelsior Management GP, LLC, General Partner (05/15/2026)
- Apollo Excelsior Management, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Excelsior Management GP, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Moultrie Credit Fund, L.P.: Apollo Moultrie Credit Fund Management, LLC, Investment Manager (05/15/2026)
- Apollo Moultrie Credit Fund, L.P.: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Moultrie Credit Fund Management, LLC: /s/ William B. Kuesel, William B. Kuesel, Vice President (05/15/2026)
- Apollo Hostplus Credit II Holdings II, L.P.: Apollo Capital Management, L.P., Investment Manager (05/15/2026)
- Apollo Hostplus Credit II Holdings II, L.P.: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- Apollo Hostplus Credit II Holdings II, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Capital Management, L.P.: Apollo Capital Management GP, LLC, General Partner (05/15/2026)
- Apollo Capital Management, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Capital Management GP, LLC: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
- Apollo Management Holdings, L.P.: Apollo Management Holdings GP, LLC, General Partner (05/15/2026)
- Apollo Management Holdings, L.P.: /s/ William Kuesel, William Kuesel, Vice President (05/15/2026)
Comment: Reporting Person/Group Name:
Apollo Management Holdings, L.P.